EXHIBIT 1
                                                                       ---------

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

          AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of February 3, 2000, among Cordiant Communications Group plc, a company organized under the laws of England and Wales ("Parent"), Healthworld Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Healthworld Corporation, a Delaware corporation (the "Company") .

                                    RECITALS

          A. Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of November 9, 1999 (the "Agreement").

          B. Parent, Merger Sub and the Company desire to amend the Agreement as set forth in this Amendment.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

          2. Section 1.1 of the Agreement is hereby amended by adding in alphabetical order therein the following definition:

          "BUSH" means Bates U.S. Holdings, Inc., a Delaware corporation."

          3. The definition of "Material Subsidiaries" contained in Section 1.1 of the Agreement is hereby amended to include BUSH by adding the words "and BUSH." at the end thereof.

          4. Section 2.5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b) Capital Stock of Merger Sub. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01, per share of the Surviving Corporation."

          5. Section 2.5(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(d) In consideration of the issue to Parent by BUSH of additional shares of capital stock and sterling denominated promissory notes of BUSH, Parent shall issue, in accordance with Section 2.7, such number of Parent Ordinary Shares as is equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, to permit (i) the issuance of Parent ADSs and (ii) if elected by any holder of Company Common Stock in the manner provided in Section 2.6, the delivery of Parent Ordinary Shares, in registered form, to the holders of such Company Common Stock for the purpose of giving effect to the delivery of the Merger Consideration referred to in Section 2.5(c)."

          6. Section 2.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) Prior to the Effective Time, Parent shall appoint The Bank of New York or a bank or trust company reasonably acceptable to the Company as exchange agent (the "Exchange Agent") for the purposes of exchanging the Certificates for Parent ADSs or, if and to the extent elected by a holder of a Certificate, in the manner set forth in this Section 2.6, for Parent Ordinary Shares in registered form. Promptly after the Effective Time Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation or Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent ADRs which represent Parent ADSs or Parent Ordinary Shares and cash in lieu of fractional Parent ADSs or Parent Ordinary Shares and (ii) an election form and other appropriate materials (collectively, the "Ordinary Election Form") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock (the "Ordinary Share Election"). Any shares of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent of an effective, properly completed Ordinary Share Election Form on or prior to the date specified in such form (the "Election Date") which shall be a date that is not more than 45 days following the date of the Effective Time, shall be converted in the Merger into the right to receive the ADS Consideration."

          7. Section 2.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) Exchange Agent. Within two business days following the Effective Time, Parent shall (i) allot to the Exchange Agent, as nominee for the benefit of the holders of Company Common Stock converted into the right to receive the Merger Consideration, the aggregate number of duly authorized Parent Ordinary Shares to be issued pursuant to Section 2.5(d) and (ii) deposit with the Exchange Agent an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e) (such cash and Parent Ordinary Shares, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall agree to hold such Parent Ordinary Shares and funds for delivery as contemplated by this Section, and upon such additional terms as may be agreed upon by the Exchange Agent, the Surviving Corporation and Parent shall cause the Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with Section 2.5(c), Parent ADRs representing the number of Parent ADSs issuable pursuant to
Section 2.5(c). Neither the Company, its affiliates nor the holders of Company Common Stock shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 2.7. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. All Parent Ordinary Shares and Parent ADSs to be issued and delivered to the holders of Company Common Stock in accordance with this Agreement shall, as of the Effective Time, have been registered under the Securities Act pursuant to a registration statement on Form F-4 declared effective by the SEC."

          8. Section 2.7(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in Section 2.6(a) duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs and/or that whole number of Parent Ordinary Shares elected to be received in accordance with
Section 2.6, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent ADSs and Parent Ordinary Shares, and (iii) the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e), in each case which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate or certificates representing that whole number of Parent Ordinary Shares elected to be received in accordance with Section 2.6 and/or one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs, plus the cash amount payable in lieu of fractional Parent Ordinary Shares and Parent ADSs in accordance with Section 2.7(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7(b) and subject to Section 2.7(c), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of Parent Ordinary Shares and/or Parent ADSs into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II plus the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e). Notwithstanding the foregoing, certificates representing Company Common Stock surrendered for exchange by any Person constituting an "Affiliate" of the Company for purposes of Section 7.4 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 7.4) as provided in Section 7.4."

          9. Section 5.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b)(i) The authorized capital stock of Bush consists of 1,000 shares of common stock, no par value, of which one share is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or State securities laws) (collectively, "Liens").

          (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by BUSH free and clear of all Liens."

          10. Section 5.3 of the Agreement is hereby amended by adding at the end thereof, the following sentence:

          "The representations and warranties contained in this Section 5.3 shall apply to BUSH, to the extent pertinent, with respect to the consummation of the transactions contemplated hereby."

          11. Section 5.4(a) of the Agreement is hereby amended by adding at the end thereof, the following sentence:

          "The representations and warranties contained in this Section 5.4(a) shall apply to BUSH, to the extent pertinent, with respect to the consummation of the transactions contemplated hereby."

          12. Section 5.4(b) of the Agreement is hereby amended by adding at the end thereof, the following sentence:

          "The representations and warranties contained in this Section 5.4(b) shall apply to BUSH, to the extent pertinent, with respect to the consummation of the transactions contemplated hereby."

          13. Section 7.7(a) of the Agreement is hereby amended by deleting the name "William Leslie Milton" contained in such Section and replacing it with the name "Spencer A. Falk".

          14. Section 7.14(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) the appointment of an appropriate independent person (who, subject to and as provided by Section 108(2) of the Companies Act 1985, would be qualified to be the auditor of Parent) to produce a valuation and report in accordance with Section 103 of the Companies Act 1985;"

          15. Section 7.14(d) of the Agreement is hereby deleted in its entirety and replaced with the following:


          "(d) the independent valuation report to be delivered to the Exchange Agent and such other steps, if any, to be taken as may be necessary to comply with the requirements of Sections 103 and 108 of the Companies Act 1985 in connection with the Merger, in each case prior to the Effective Time."

          16. Section 10.5 of the Agreement is hereby amended by adding at the end thereof the following sentence:

          "Parent agrees that it will specifically comply with the provisions of Sections 7.11 and 7.12. However, the Shareholder Parties shall be entitled to damages in the event of a breach by Parent of Sections 7.11 or 7.12 as provided in this Section 10.5."

          17. Parent and Merger Sub shall take all actions necessary to cause BUSH to comply with the terms of this Amendment.

          18. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Amendment were upon the same instrument.

          19. Except as expressly provided herein, the Agreement shall remain in full force and effect.


          IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                              CORDIANT COMMUNICATIONS GROUP PLC


                                              By: /s/ Arthur D'Angelo
                                                 ------------------------------
                                                Name: Arthur D'Angelo
                                                Title: Finance Director


                                              HEALTHWORLD ACQUISITION CORP.


                                              By: /s/ Arthur D'Angelo
                                                 ------------------------------
                                                 Name: Arthur D'Angelo
                                                 Title: President




                                              HEALTHWORLD CORPORATION


                                              By: /s/ Stuart Diamond
                                                 ------------------------------
                                                 Name: Stuart Diamond
                                                 Title: Executive Vice President